                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                                       CONTACT:
                                                            John G. Lewis, CFO
                                                            XATA Corporation
                                                            952-707-5600
[XATA LOGO]



                       XATA RELEASES THIRD QUARTER RESULTS

MINNEAPOLIS, JULY 24, 2003 -- XATA Corporation (Nasdaq/SC: XATA), the leader in onboard fleet management solutions for the commercial trucking industry, today reported net sales of $3.1 million for its third fiscal quarter ended June 30, 2003, compared to net sales of $2.7 million in the third quarter of fiscal 2002. The net loss for the quarter was $1.0 million, or $0.15 per share on a basic and diluted share basis, compared to a let loss of $1.8 million, or $0.26 per share, in the third quarter of fiscal 2002.

For the nine months ended June 30, 2003, revenue was $7.8 million, compared to $10.3 million for the prior-year nine-month period. The net loss for the nine-month period was $3.2 million, or $0.47 per share on a basic and diluted share basis, compared to a net loss of $3.0 million, or $0.44 per share, for the prior-year nine-month period.

"We are encouraged to report a modest rebound in sales for our third fiscal quarter, particularly for our market-leading OpCenter(TM) fleet management solution. Furthermore, we are pleased with the initial demand for our XATANET(TM) 2.0 web-based solution," commented Craig Fawcett, XATA president and chief executive officer. "We are taking a disciplined approach to the market deployment of XATANET to ensure that each of our early customers is 100% satisfied. Because of this approach, unit shipments to date have been modest, but our pipeline for XATANET continues to grow."

The company invested $469,000 in new product development in the fiscal 2003 third quarter, and an additional $236,000 in the enhancement of released products (included as a component of cost of sales), resulting in $705,000 of total product development expenditures in the quarter. When added to the $1.5 million of total product development expenditures in the first half, the investment in products in the current fiscal year totaled nearly $2.2 million. This investment, coupled with $1.1 million of non-cash amortization charges, contributed to the fiscal year-to-date net loss of $3.2 million, according to XATA CFO John Lewis.

"Cost of sales as a percent of total sales is higher in the current fiscal year due to the effect of spreading certain fixed expense items, including amortization, over a lower revenue base," Lewis said. "Selling, general and administrative expenses increased in the third quarter of fiscal 2003 versus the prior year primarily due to accrued management severance expenses."



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XATA RELEASES THIRD QUARTER RESULTS - PAGE 2


Lewis noted that because XATANET is a subscription-based product, the company recognizes revenue over the initial term of each subscription, rather than fully at the time of delivery. While this provides an attractive recurring revenue source, it requires growth in the subscriber base before significant revenue growth is realized.

Because of lower than anticipated fiscal year-to-date revenue, the company has revised its fiscal 2003 revenue expectations and currently projects revenue for the full 2003 fiscal year to be between $10 million and $11 million, compared to fiscal 2002 total revenue of $13.2 million. The decrease from the prior year is due in part to the way in which the company is required to recognize revenue on its subscription-based XATANET sales. Due to the planned high level of product development expenses, non-cash amortization expense, costs associated with launching XATANET, and lower net sales, the company continues to expect a net loss on a GAAP basis for fiscal 2003.

Separately, the company reported that Stephen Lawrence had been named chairman of its board of directors. Lawrence, CEO of Lawrence Transportation Services, was previously chairman of the company from 1997 to 2001 and has served as a director since 1995.


ABOUT XATA CORPORATION
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining onboard computing, fleet management software, global positioning and wireless communications to deliver enterprise-wide fleet management solutions. With a relentless commitment to quality, XATA provides its customers with the tools and services to optimize the utilization of their vehicles and drivers, resulting in increased fleet productivity, decreased operational costs, improved customer service -- and a rapid return on investment. XATA's products are in use in 30,000 vehicles at over 1,000 fleet locations across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.




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XATA RELEASES THIRD QUARTER RESULTS - PAGE 3




                                XATA CORPORATION

                       CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)

                                                Three Month Period Ended                    Nine Month Period Ended
                                        -----------------------------------------  ------------------------------------------
                                                June 30,              June 30,             June 30,              June 30,
                                                  2003                  2002                 2003                  2002
                                        -----------------------------------------  ------------------------------------------
                                               (unaudited)           (unaudited)          (unaudited)           (unaudited)
                                        -----------------------------------------  ------------------------------------------
Net sales                                      $     3,062           $     2,716          $     7,778           $     10,340

Cost of sales                                        2,278                 2,261                5,909                  6,896
Selling, general and administrative                  1,333                 1,180                3,629                  4,243
Research and development                               469                   487                1,445                  1,608
                                        -----------------------------------------  ------------------------------------------
Total costs and expenses                             4,080                 3,928               10,983                 12,747
                                        -----------------------------------------  ------------------------------------------

Loss from operations                               (1,018)               (1,212)              (3,205)                (2,407)
Interest and other expense, net                       (11)                     -                 (31)                   (31)
                                        -----------------------------------------  ------------------------------------------

Loss before income taxes                           (1,029)               (1,212)              (3,236)                (2,438)
Income tax expense                                      -                   600                    -                    600
                                        -----------------------------------------  ------------------------------------------
Net loss                                     $     (1,029)          $    (1,812)         $    (3,236)          $     (3,038)
                                        =========================================  ==========================================
                                                                                                   -

Net loss per common share
     Basic & Diluted                         $      (0.15)          $     (0.26)         $     (0.47)           $     (0.44)
                                        =========================================  ==========================================

Weighted average common and
common share equivalents
     Basic & Diluted                                6,934                 6,928                6,934                  6,907
                                        =========================================  ==========================================





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XATA RELEASES THIRD QUARTER RESULTS - PAGE 4




                                XATA CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)


                                                          June 30,                       September. 30,
                                                            2003                              2002
                                                    ---------------------             ---------------------
                                                        (unaudited)                        (audited)
                                                    ---------------------             ---------------------
 Current assets
      Cash and cash equivalents                               $       20                      $      1,058
      Accounts receivable, net                                     3,434                             3,245
      Inventories                                                  1,445                             1,194
      Deferred production costs                                      218                                 -
      Prepaid expenses                                               104                               111
                                                    ---------------------             ---------------------
           Total current assets                                    5,221                             5,608

 Equipment and leasehold improvements, net                           476                               569
 Capitalized software development costs, net                       1,662                             2,792
                                                    ---------------------             ---------------------

           Total assets                                     $      7,359                      $      8,969
                                                    =====================             =====================


 Current liabilities
      Bank line of credit                                   $        579                      $          -
      Current maturities of long-term debt                           135                               269
      Accounts payable                                             1,403                               923
      Accrued expenses                                               993                               568
      Deferred revenue                                             1,373                             1,037
                                                    ---------------------             ---------------------
           Total current liabilities                               4,483                             2,797

 Long-term debt                                                      307                               373

 Shareholders' equity
      Common stock                                                17,824                            17,818
      Accumulated deficit                                        (15,255)                          (12,019)
                                                    ---------------------             ---------------------
           Total shareholders' equity                              2,569                             5,799
                                                    ---------------------             ---------------------

           Total liabilities and shareholders'
           equity                                           $      7,359                      $      8,969
                                                    =====================             =====================





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